Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Michael Laffin (Media)
724.514.1968
Kris King (Investors)
724.514.1831
Mylan Announces Proposed Add-On Private Placement of its Senior Notes Due 2020
PITTSBURGH — July 29, 2010 — Mylan Inc. (Nasdaq: MYL) today announced that it intends to privately place $300 million in aggregate principal amount of senior notes through a reopening of its Senior Notes due 2020, subject to market and other conditions. The notes are being offered as additional notes under an existing indenture under which Mylan issued $700 million aggregate principal amount of Senior Notes due 2020 on May 19, 2010. The notes to be issued in this offering and the previously issued Senior Notes due 2020 will be treated as a single class of notes under the indenture.
Mylan intends to use the net proceeds of this offering to finance a portion of the $550 million purchase price for the previously-announced acquisition of all of the equity of Bioniche Pharma Holdings Limited, a privately held, global injectable pharmaceutical company. The closing of this offering will not be conditioned on consummation of the Bioniche Pharma acquisition. If the Bioniche Pharma acquisition is not consummated, Mylan intends to use the net proceeds from the offering for general corporate purposes, which may include repayment of indebtedness or business development opportunities.
The notes will be sold only to qualified institutional buyers in the U.S. in reliance on Rule 144A under the Securities Act of 1933, and outside the U.S. to non-U.S. persons in reliance on Regulation S under the Securities Act. The proposed issuance of the notes will not be registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to Mylan’s failure to consummate the proposed private placement or to utilize the proceeds of such placement as described in this press release. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by Mylan or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in Mylan’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 and in its other periodic filings made with the SEC from time to time.

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